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                                                                      Exhibit 14

                             Star Gas Partners, L.P.

                       Code of Business Conduct and Ethics

To Whom the Code Applies

     This Code applies to all employees of Star Gas Partners, L.P. and its direct and indirect subsidiaries (collectively "SGP"), including, but not limited to, its principal executive officer; principal financial officer; principal accounting officer; or persons performing similar functions. Its purpose is to deter wrongdoing and to provide full, fair, timely and understandable disclosures in public filings.

The Standard of Conduct

     SGP employees must maintain the highest standards of ethical conduct in their work. Behaving ethically means avoiding: actual or apparent conflicts of interest between personal and professional relationships; lying; cheating; and stealing, as well as deception and subterfuge. Behaving ethically also means personal compliance with all applicable governmental laws, rules, and regulations.

     Every employee records information of some kind, which is used for business purposes. Full, fair, accurate, understandable and timely reporting of information is critical. Any employee who falsifies, alters, or misrepresents data or information, (including financial information), whether in a filing with an administrative agency or in a public communication, will be severely disciplined if not discharged.

Accurate Periodic Reports

     As you are aware, full, fair, accurate, timely and understandable disclosures in SGP's reports filed with the Securities and Exchange Commission ("SEC") is legally required and is essential to the success of its business. Please exercise the highest standards of care in preparing such reports in accordance with the following guidelines:

     . All SGP accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction.

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     .    All records must fairly and accurately reflect the transactions or occurrences to which they relate.

     . All records must fairly and accurately reflect, in reasonable detail, SGP's assets, liabilities, revenues and expenses.

     . SGP's accounting records must not contain any false or intentionally misleading entries.

     . No transactions should be intentionally misclassified as to accounts, departments or accounting periods.

     . All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

     . No information should be concealed from the internal auditors or the independent auditors.

     . Compliance with SGP's system of internal accounting controls is required.

Reporting Misconduct

     The duty and responsibility to accurately and honestly report information and to not lie, cheat, steal or deceive extends to and includes the duty to report those who breach this duty and responsibility and to provide information or participate in a proceeding wherein someone is alleged to have violated this duty and responsibility.

People Who Report Misconduct Are Protected

     Employees who report unethical conduct, or who provide information in an investigation of alleged unethical behavior, are protected against retaliation or adverse employment actions for reporting the unethical conduct or participating in the investigation. This protection extends to, but is not limited to, employees who report alleged violations of the SEC rules relating to fraud against shareholders or any federal or state securities or anti fraud law.

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To Whom Is The Report To Be Made

     All actual or suspected fraud, misconduct, illegal activity and fraudulent financial reporting of any kind whatsoever should be reported directly to your immediate supervisor for appropriate follow-up action. It is the supervisor's responsibility to notify Senior Management and the Internal Audit Director of all issues and resolutions. Employees may also wish to use either the anonymous Employee Awareness Hotline or E-Mail address, or directly contact either the Senior Human Resource & Compliance Officer or Internal Audit Director. Employees are encouraged to use the anonymous employee hotline below or provide timely written notification. The Company will treat all such calls and notifications as confidential and protect employee identity to the extent consistent with its legal obligations.

..    Employee Awareness Hotline - 1.877.STARGAS

..    Email - HelpStar@petroheat.com

..    Senior Human Resource & Compliance Officer - 1.203.325.5433

..    Internal Audit Director - 1.203.328.7354

Insider Trading/Access To Non-Public Information

     If you learn information that directly or indirectly relates to SGP or could impact its value or unit price, you must share that information only with employees or advisers of SGP who have a business reason to know what you know. It would be illegal for you to personally invest, or cause others (e.g., friends, relatives) to invest for themselves or for you based on that information. SGP has adopted a separate Insider Trading Policy, which includes, among other provisions, specific prohibitions on trading on non-public information or "tipping" others who might trade.

Corporate Opportunities

     Employees, Officers and Directors must never take for themselves personally opportunities that are discovered through the use of corporate property, information or position. Likewise, employees, Officers, and Directors must never use corporate property or information for personal gain or to compete with SGP. Your work hours are to be devoted solely to activities

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directly related to SGP business. You may not perform work for or solicit business for any other employer.

Proper Use Of Company Assets

     All Company assets, (e.g., phones, computers, etc.) should be used solely for legitimate business purposes. Carelessness and waste are unacceptable.

Proprietary And/Or Confidential Information

     Proprietary information is sensitive, confidential, private or classified technical, financial, personnel or business information. This includes trade secrets. You must not misuse or disclose such information to non-employees of SGP (including family and friends). This obligation on your part not to disclose or misuse SGP proprietary/confidential information continues when and if you leave SGP for whatever reason.

Relationships With Customers/Suppliers

     You must treat all customers/suppliers fairly and according to applicable laws, customs and regulations. Business decisions regarding suppliers must be made on the basis of the quality, delivery, value and reliability of the product or service offered. Employees may not borrow money or accept advances or other personal payments from any person or company doing or seeking to do business with SGP. Employees may not receive gifts of goods, services, accommodations or otherwise from any person or company doing or seeking to do business with SGP with a value in excess of $100, without the prior written approval of SGP's chief executive officer, chief financial officer or a member of the Audit Committee of the Board of Directors.

Conflicts of Interest

     A "conflict" occurs when an individual's private interest interferes or even appears to interfere in any way with the person's professional relationships and/or the interests of SGP. You are conflicted if you take actions or have interests that may make it difficult for you to perform your work for SGP objectively and effectively. Likewise, you are conflicted if you or a member of your family receives personal benefits as a result of your position in SGP (directly or through a company they are employed by or in which they have an ownership interest). You

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should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:

     . Cause SGP to engage in business transactions with relatives or friends;

     . Use nonpublic SGP client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);

     . Have more than a modest financial interest in SGP vendors, clients or competitors;

     . Receive a loan, or guarantee of obligations, from SGP or a third party as a result of your position at SGP; or

     .    Compete, or prepare to compete, with SGP while still employed by SGP.

     If you think you have been, are, or may become conflicted, report the situation to Jim Bottiglieri at 203-325-5460 or by e-mail jbottigl@petroheat.com immediately. The prompt reporting of such situations will be favorably weighted should it be determined that corrective actions need to be administered.

Waivers/Changes

     No waivers or changes in any provisions of this Code can be granted by any person other than the Board of Directors or a member of the Audit Committee of the Board of Directors. Any waiver or change will be in writing and will be promptly disclosed to the public, in accordance with rules applicable to public companies like SGP. Public disclosure will be made within five (5) business days after the waiver is granted or change is made or otherwise as permitted under the applicable SEC regulations. It will be made by the filing of an SEC Form 8-K. Concurrently, notice will be made by a posting on SGP website, which posting will be retained for at least 12 months after it is initially posted.

Accountability

     Violations of this Code will result in discipline up to and including termination and/or civil and/or criminal prosecution.

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